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                                                                   EXHIBIT 10.54



        FORM OF BONUS LETTER OFFERED TO SENIOR AND EXECUTIVE MANAGEMENT
                              ON FEBRUARY 26, 2002



February 26, 2002




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Dear ______________:

On behalf of the Board of Directors of ProxyMed and in appreciation of your hard work and dedication to the success of ProxyMed, I am happy to offer to you a bonus payable upon a merger or buyout (effectively a "change in control") of the Company. This bonus is payable in cash and/or in stock as determined at the time of the merger or buyout. For purposes of earning this bonus, a "change in control " means at least 50.1% of ProxyMed's voting stock must change hands to a single party.

Your bonus is based on your beginning of 2002 year base salary plus an estimation of your annual maximum management bonus (based on your 2001 management bonus) and will be paid according to the attached schedule over a range of effective buyout/merger prices. You must be an active employee, not subject to any severance agreement, in order to receive this bonus. In almost all situations, this bonus will be fully taxable. Certain elections are available to limit the amount of tax in those cases where the bonus is paid in stock.

Thank you again for your dedication to the success of the Company. Without you, it would not be possible.


Sincerely,

/s/ Michael K. Hoover

Michael K. Hoover
Chairman and Chief Executive Officer


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